Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, August 7, 2013

NACCO INDUSTRIES, INC.
ANNOUNCES SECOND QUARTER 2013 RESULTS

Cleveland, Ohio, August 7, 2013 - NACCO Industries, Inc. (NYSE: NC) today announced income from continuing operations of $5.1 million, or $0.63 per diluted share, on revenues of $196.0 million for the 2013 second quarter, compared with income from continuing operations of $3.4 million, or $0.42 per diluted share, on revenues of $171.4 million in the second quarter of 2012.
The Company reported income from continuing operations for the six months ended June 30, 2013 of $9.6 million, or $1.16 per diluted share, on revenues of $392.1 million compared with income from continuing operations of $8.2 million, or $0.97 per diluted share, on revenues of $345.1 million for the first six months of 2012.
As a result of NACCO's spin-off of its materials handling subsidiary in September 2012, the attached financial statements and related 2012 financial information in this news release have been reclassified to reflect the materials handling subsidiary's operating results as discontinued operations.
Consolidated EBITDA from continuing operations for the second quarter of 2013 and the trailing twelve months ended June 30, 2013 was $13.2 million and $86.3 million, respectively. EBITDA from continuing operations in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 11.
The Company's cash position was $85.1 million as of June 30, 2013 compared with $139.9 million as of December 31, 2012 and $160.1 million as of June 30, 2012. Debt as of June 30, 2013 was $163.9 million compared with $177.7 million as of December 31, 2012, and $164.9 million as of June 30, 2012.
NACCO implemented a stock repurchase program in November 2011 that permits the repurchase of up to $50 million of the Company's outstanding Class A common stock. As of June 30, 2013, NACCO has repurchased approximately 500,000 shares for an aggregate purchase price of $26.8 million, including $21.6 million of stock purchased during the six months ended June 30, 2013.

NACCO and Subsidiaries Consolidated Second Quarter Highlights
Key perspectives on NACCO's second quarter results are as follows:

•
North American Coal's second quarter 2013 net income increased to $9.0 million from $7.1 million in the second quarter of 2012. The favorable effect of higher royalty and other income was partially offset by the absence of a $2.3 million pre-tax gain on the sale of a land asset recognized in the second quarter of 2012 and an operating loss at Reed Minerals.

•
Hamilton Beach's net income for the second quarter of 2013 was $2.0 million compared with $2.2 million in the second quarter of 2012. Net income in 2013 includes a charge of $2.3 million, or $1.5 million after tax of $0.8 million, related to an estimate for an environmental liability at

Hamilton Beach's Picton, Ontario facility. Excluding the effect of the environmental charge, net income increased in the second quarter of 2013 compared with the 2012 second quarter primarily due to sales of higher-margin products and a favorable product liability adjustment of $0.9 million pre-tax, partially offset by higher selling, general and administrative expenses.

•
Kitchen Collection's second quarter 2013 net loss decreased to $2.4 million from a net loss of $3.2 million in the second quarter of 2012 primarily as a result of a higher separate company effective income tax rate in 2013 which generated a greater tax benefit.

•
NACCO and Other, which includes parent company operations, had a loss from continuing operations of $1.0 million in the second quarter of 2013 compared with a loss from continuing operations of $1.7 million in the second quarter of 2012.

•
In the second quarter of 2013, the Company recorded a $2.4 million interim tax provision in eliminations compared with a $1.0 million interim tax provision in the second quarter of 2012 to adjust to the overall consolidated effective tax rate.

Detailed Discussion of Results

North American Coal - Second Quarter Results
North American Coal's net income for the second quarter of 2013 was $9.0 million on revenues of $43.6 million compared with net income of $7.1 million on revenues of $19.2 million for the second quarter of 2012.
North American Coal's deliveries for the second quarters of 2013 and 2012 are as follows:

	2013	2012
Coal deliveries (tons)	(in millions)
Consolidated mines	0.7	0.5
Unconsolidated mines	5.6	5.9
Total coal deliveries	6.3	6.4
Limerock deliveries (cubic yards)	5.3	4.4
Revenues increased in the second quarter of 2013 compared with the second quarter of 2012 primarily due to the Reed Minerals acquisition, which occurred on August 31, 2012. Reed Minerals contributed $20.5 million to revenues during the second quarter of 2013. Higher royalty and other income and an increase in deliveries at the limerock dragline mining operations also contributed to the improvement in second quarter 2013 revenues. Fewer deliveries at the Mississippi Lignite Mining Company as a result of an extended shutdown at the customer's power plant partially offset the increase in revenue.
Net income in the second quarter of 2013 increased compared with the second quarter of 2012. The improvement was primarily the result of higher royalty and other income, partially offset by the absence of a $2.3 million pre-tax gain on sale of land recognized in the second quarter of 2012 and a net loss of $0.9 million at Reed Minerals. The results at Reed Minerals were below expectations due to lower sales resulting from lower demand for metallurgical coal and higher mining costs attributable to unexpected major equipment repairs and operational productivity which, while improving, has not yet reached expected levels.
For the six months ended June 30, 2013, North American Coal reported net income of $18.5 million on revenues of $94.7 million compared with net income of $16.3 million on revenues of $43.5 million for the first six months of 2012. The 2013 financial results include $37.2 million of revenues from the Reed Minerals operations.

North American Coal - Outlook
Steam coal tons delivered in the last half of 2013 are expected to increase over the same period in 2012 at the unconsolidated mining operations provided customers achieve currently planned power plant operating levels for the remainder of 2013. Demery Resources Company's Five Forks Mine commenced delivering coal to its customer in 2012 and is expected to increase production in 2013, with full production levels expected to be reached in late 2015 or in 2016. Liberty Fuels also commenced production in 2013 and is expected to reach full production levels of approximately 4.5 million tons of lignite coal annually for Mississippi Power Company's new Kemper County Energy Facility in late 2014.
At the consolidated mining operations, deliveries at the Mississippi Lignite Mining Company are expected to be slightly lower in the second half of 2013 than in the latter half of 2012. Deliveries at the Mississippi Lignite Mining Company are expected to increase longer-term as a result of recently implemented and anticipated operational improvements at the customer's power plant. Metallurgical coal sales for Reed Minerals in the second half of 2013 are expected to be slightly higher than the first half of 2013 but below the company's initial expectations as a result of volume expectations for the metallurgical coal market. Overall operating results are expected to be comparable to the first half of 2013 as a result of these volume expectations and operating costs which are not yet at the levels expected in future years. Post-acquisition productivity improvements are being made to increase mining efficiencies. Substantial improvements are expected in 2014 once a new, large dragline is in operation. Also, limerock deliveries for the second half of 2013 are expected to decrease compared with deliveries in the last half of 2012 as customer requirements are expected to decline moderately. Royalty and other income in the remainder of 2013 is also expected to be lower than the same period in 2012.
Unconsolidated mines currently in development are expected to continue to generate modest income in the remainder of 2013. The three mines in development are not expected to be at full production for several years. In the first quarter of 2013, mining permits needed to commence mining operations in Texas were issued for the Caddo Creek Resources Company's project and the Camino Real Fuels project. Caddo Creek expects to begin making initial coal deliveries in 2014. Camino Real Fuels expects initial deliveries in the latter half of 2014, and expects to mine approximately 3.0 million tons of coal annually when at full production. Coyote Creek Mining Company is developing a lignite mine in Mercer County, North Dakota, from which it expects to deliver approximately 2.5 million tons of coal annually beginning in May 2016.
North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in 2013. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for the anticipated construction of a new mine.
Overall, North American Coal expects net income in the second half of 2013 to decline from the same period in 2012 primarily due to the absence of pre-tax gains from asset sales of approximately $4.5 million recognized during the last half of 2012. Excluding the effect of the asset sales, operating results are expected to be down slightly compared with 2012. Cash flow before financing activities for 2013 is expected to be higher than 2012, but not at the levels of 2011, due to anticipated increases in capital expenditures at the Mississippi Lignite Mining Company and at the Reed Minerals operations. The capital expenditures associated with the Reed Minerals operations were designed as part of the Reed Minerals acquisition plan to improve mining efficiencies by reducing costs and increasing production capacity.
Over the longer term, North American Coal's goal is to increase earnings of unconsolidated mines by approximately 50% over the next five years through the development and ongoing maturation of its new mines and normal escalation of contractual compensation at its existing mines. At the consolidated mines, North American Coal has a goal of at least doubling the contribution from consolidated mining operations as Mississippi Lignite Mining Company benefits from recently implemented and anticipated operational improvements at its customer's power plant and as the company executes its long-term plan at the Reed Minerals operations. North American Coal also expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new or expanded coal mining projects, which include prospects for power generation, coal-to-liquids, coal-to-chemicals, coal gasification, coal drying and other clean coal technologies. Also, the company views its acquisition of Reed Minerals as the first step in a metallurgical coal strategic initiative which includes coal exports. North American Coal also continues to pursue additional non-coal mining opportunities, principally in aggregates, and international value-added mining services projects, particularly in India.

Hamilton Beach - Second Quarter Results
Hamilton Beach reported net income of $2.0 million for the second quarter of 2013 and revenues of $114.7 million, compared with net income of $2.2 million for the second quarter of 2012 and revenues of $110.7 million. Net income in 2013 includes a charge of $2.3 million, or $1.5 million after tax of $0.8 million, related to an estimate for an environmental liability at Hamilton Beach's Picton, Ontario facility.
Revenues increased moderately in the second quarter of 2013 compared with the second quarter of 2012 primarily due to an increase in sales of products with higher price points, mainly in the U.S. consumer retail market. The improvement in revenue was partially offset by lower unit sales volumes in the international and Canadian consumer markets.
Excluding the effect of the environmental charge, operating profit and net income increased in the second quarter of 2013 compared with the 2012 second quarter. This improvement in net income was mainly attributable to sales of higher-margin products and a favorable product liability adjustment of $0.9 million pre-tax primarily as a result of a change in estimate. Higher selling, general and administrative expenses, mainly due to higher employee-related costs, an increase in advertising expenses and additional costs incurred to execute Hamilton Beach's five strategic initiatives partially offset the improvement in operating profit and net income.
For the six months ended June 30, 2013, Hamilton Beach reported net income of $3.5 million and revenues of $220.8 million compared with net income of $3.2 million and revenues of $215.6 million for the first six months of 2012.

Hamilton Beach - Outlook
Hamilton Beach's target consumer, the middle-market mass consumer, continues to struggle with financial and economic concerns. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach participates are projected to grow only moderately in the second half of 2013 compared with the second half of 2012. International and commercial product markets are expected to grow reasonably in the second half of 2013 compared with the same period in 2012.
Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines. Hamilton Beach expects The Scoop®, the Two-Way Brewer and the DurathonTM iron product line, all introduced in late 2011, as well as the FlexBrewTM launched in late 2012, to continue to gain market position as broader distribution is attained over time. The company is continuing to introduce innovative products in several small appliance categories. In the first quarter of 2013, Hamilton Beach launched the Hamilton Beach® Breakfast Sandwich Maker, which provides an innovative and convenient way for consumers to cook breakfast sandwiches quickly at home. These products, as well as other new product introductions in the pipeline for 2013, are expected to increase both revenues and operating profit. As a result of these new products and execution of the company's strategic initiatives, Hamilton Beach expects to increase volumes and revenues in the second half of 2013 compared with the same period in 2012.
Overall, Hamilton Beach expects net income in the second half of 2013 to be comparable to or up slightly from the second half of 2012 as anticipated increases in operating profit from increased revenues are forecasted to offset expected increases in operating expenses to support Hamilton Beach's strategic initiatives and promotional programs. Product and transportation costs in the second half of 2013 are currently expected to be comparable with the same period in 2012. Hamilton Beach continues to monitor commodity costs closely and intends to adjust product prices and product placements, as appropriate, if these costs increase more than anticipated. Hamilton Beach expects cash flow before financing activities for the 2013 full year to be moderately lower than in 2012 due to increased working capital.
Longer term, Hamilton Beach will work to take advantage of the potential to improve return on sales through economies of scale derived from market growth and a focus on its five strategic growth initiatives: (1) enhancing its placements in the North America consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best in class retailer support and increased consumer content and engagement, (3) achieving further penetration of the global Commercial market through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings in these markets, increasing focus on offering products designed specifically for those market needs and expanding distribution channels and sales and marketing capabilities and (5) entering the "only the best" market with a strong brand and broad product line. During the first half of 2013, Hamilton Beach continued to make strides in the execution of its strategic initiatives and expects to continue to do so over the remainder of 2013.

Kitchen Collection - Second Quarter Results
Kitchen Collection reported a net loss of $2.4 million and revenues of $38.4 million for the second quarter of 2013 compared with a net loss of $3.2 million and revenues of $42.3 million for the second quarter of 2012.
Revenues declined at Kitchen Collection primarily as a result of the loss of sales from closing unprofitable Le Gourmet Chef® and Kitchen Collection® stores since June 30, 2012 and a decrease in comparable store sales at both the Kitchen Collection® and Le Gourmet Chef® stores. The decline in comparable store sales was predominantly due to a decrease in customer visits and store transactions, partially offset by improvements in the average sales transaction value. The decline in revenue was partially offset by sales at newly opened Kitchen Collection® stores.
At June 30, 2013, Kitchen Collection® operated 254 stores compared with 265 stores at June 30, 2012. Le Gourmet Chef® operated 41 stores at June 30, 2013 compared with 55 stores at June 30, 2012. At year-end 2012, Kitchen Collection® and Le Gourmet Chef® operated 261 and 51 stores, respectively.
The decrease in Kitchen Collection's second quarter 2013 net loss was primarily the result of a higher separate company effective tax rate in 2013 which generated a greater tax benefit on

Kitchen Collection's loss from operations. The benefits from closing unprofitable stores and lower employee-related costs largely offset the effect of reduced sales and a shift in mix to lower-margin products at Kitchen Collection® comparable stores.
For the six months ended June 30, 2013, Kitchen Collection reported a net loss of $5.7 million and revenues of $78.1 million compared with a net loss of $6.0 million and revenues of $87.6 million for the first six months of 2012.

Kitchen Collection - Outlook
Kitchen Collection believes the middle market consumer remains under pressure due to financial and economic concerns, and those concerns are expected to continue to dampen consumer sentiment and limit consumer spending levels by Kitchen Collection's target customer in 2013. Kitchen Collection expects to increase the number of Kitchen Collection® stores in the second half of 2013 compared with the first half of the year. However, overall the company expects to continue to have fewer aggregate stores than in 2012, as it expects to close six additional Le Gourmet Chef stores® during the remainder of 2013. As a result, Kitchen Collection expects revenues in the second half of 2013 to decrease compared with the second half of 2012.
Overall, Kitchen Collection expects an increase in net income for the second half of 2013 compared with the second half of 2012, primarily in the fourth quarter. However, these improvements are not expected to completely offset the losses from the first half of the year. As a result, Kitchen Collection expects a moderate loss for the 2013 full year. The net effect of the closing of a number of stores early in 2013 and the anticipated opening of new stores during the second half of 2013 are expected to contribute to improved results over the remainder of 2013 compared with the second half of 2012. Nevertheless, a shift in sales mix from higher-margin gadgets to lower-margin electrics is expected to continue to affect operating margins negatively. Kitchen Collection expects to continue to make improvements in store formats and layouts, and promotional offers and merchandise mix, at both the Kitchen Collection® and Le Gourmet Chef® stores to offset the shift in product mix. Kitchen Collection expects positive cash flow before financing activities in 2013 compared with essentially break even cash flow before financing activities in 2012.
Longer term, Kitchen Collection plans to focus on comparable store sales growth around a sound store portfolio. Kitchen Collection expects to accomplish its goals by enhancing sales volume and profitability through continued refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while improving inventory efficiency and store inventory controls. The company will also continue to evaluate and, as lease contracts permit, close underperforming and loss-generating stores. Kitchen Collection expects to have closed most underperforming and loss-generating stores by the first quarter of 2014. In the near term, Kitchen Collection expects to concentrate its growth on increasing the number of Kitchen Collection® stores, with store expansion expected to be focused on identifying the best positions in the best outlet malls for Kitchen Collection® stores. Kitchen Collection also expects to explore other growth opportunities in textiles, with limited testing occurring later in 2013, and e-commerce.

****

Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, August 8, 2013 at 10:00 a.m. eastern time. The call may be accessed by dialing (888) 680-0879 (Toll Free) or (617) 213-4856 (International), Pass code: 14110507, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 15, 2013. The online archive of the broadcast will be available on the NACCO Industries website.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) the successful integration of the Reed Minerals acquisition, (2) changes in the demand for and market prices of metallurgical coal produced at the Reed Minerals operations, (3) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (6) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (7) weather or equipment problems that could affect deliveries to customers, (8) changes in the power industry that would affect demand for North American Coal's reserves, (9) changes in the costs to reclaim current North American Coal mining areas, (10) costs to pursue and develop new mining opportunities, (11) legal challenges related to Mississippi Power's Kemper County Energy Facility in Mississippi, (12) changes or termination of a long-term mining contract, or a customer default under a contract and (13) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (7) increased competition and (8) changes in health care benefits that could adversely affect costs or required staffing levels.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation, NACCO's predecessor company, mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. North American Coal celebrated 100 years in business on February 18, 2013. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

*****

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(In thousands, except per share data)

Revenues	$196,017	$171,435	$392,069	$345,114
Cost of sales	148,387	128,138	298,178	256,298
Gross profit	47,630	43,297	93,891	88,816
Earnings of unconsolidated mines	10,281	10,579	22,379	22,585
Operating expenses
Selling, general and administrative expenses	48,484	48,125	98,434	96,932
Amortization of intangible assets	619	464	1,660	1,073
(Gain) loss on sale of assets	5	(2,314)	351	(2,273)
	49,108	46,275	100,445	95,732
Operating profit	8,803	7,601	15,825	15,669
Other (income) expense
Interest expense	1,148	1,504	2,452	3,211
Income from other unconsolidated affiliates	(336)	(432)	(727)	(783)
Closed mine obligations	272	860	677	1,194
Other	476	839	343	467
	1,560	2,771	2,745	4,089
Income from continuing operations before income tax provision	7,243	4,830	13,080	11,580
Income tax provision	2,096	1,387	3,511	3,425
Income from continuing operations, net of tax	5,147	3,443	9,569	8,155
Income from discontinued operation, net of tax	—	18,269	—	38,807
Net income	$5,147	$21,712	$9,569	$46,962

Basic Earnings per Share:
Continuing operations	$0.63	$0.42	$1.16	$0.97
Discontinued operations	—	2.18	—	4.64
Basic earnings per share	$0.63	$2.60	$1.16	$5.61

Diluted Earnings per Share:
Continuing operations	$0.63	$0.42	$1.16	$0.97
Discontinued operations	—	2.18	—	4.63
Diluted earnings per share	$0.63	$2.60	$1.16	$5.60

Dividends per share	$0.2500	$0.5475	$0.5000	$1.0800

Basic Weighted Average Shares Outstanding	8,179	8,388	8,259	8,383
Diluted Weighted Average Shares Outstanding	8,184	8,400	8,284	8,397

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(In thousands)
Revenues
North American Coal	$43,567	$19,199	$94,714	$43,533
Hamilton Beach	114,651	110,676	220,802	215,616
Kitchen Collection	38,380	42,340	78,091	87,633
NACCO and Other	—	—	—	—
Eliminations	(581)	(780)	(1,538)	(1,668)
Total	$196,017	$171,435	$392,069	$345,114

Operating profit (loss)
North American Coal	$11,196	$9,152	$22,981	$21,080
Hamilton Beach	4,005	5,048	6,673	7,199
Kitchen Collection	(5,407)	(5,163)	(10,387)	(9,741)
NACCO and Other	(1,099)	(1,480)	(3,535)	(2,994)
Eliminations	108	44	93	125
Total	$8,803	$7,601	$15,825	$15,669

Income (loss) before income taxes
North American Coal	$10,865	$8,889	$22,226	$20,428
Hamilton Beach	3,140	3,548	5,522	5,223
Kitchen Collection	(5,505)	(5,315)	(10,559)	(10,010)
NACCO and Other	(1,365)	(2,336)	(4,202)	(4,186)
Eliminations	108	44	93	125
Total	$7,243	$4,830	$13,080	$11,580

North American Coal	$8,952	$7,130	$18,543	$16,337
Hamilton Beach	1,985	2,214	3,486	3,241
Kitchen Collection	(2,403)	(3,189)	(5,670)	(6,006)
NACCO and Other	(1,048)	(1,715)	(3,051)	(3,167)
Eliminations	(2,339)	(997)	(3,739)	(2,250)
Income from continuing operations, net of tax	5,147	3,443	9,569	8,155
Income from discontinued operations, net of tax	—	18,269	—	38,807
Net income	$5,147	$21,712	$9,569	$46,962

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
EBITDA RECONCILIATION
	Quarter Ended
	9/30/12	12/31/12	3/31/13	6/30/2013	6/30/13 Trailing 12 Months
Net income	$38,103	$23,633	$4,422	$5,147	$71,305
Income from discontinued operations, net of tax	(27,728)	—	—	—	(27,728)
Income tax provision	3,299	9,141	1,415	2,096	15,951
Interest expense	1,508	1,357	1,304	1,148	5,317
Interest income	—	(3)	(6)	(6)	(15)
Depreciation, depletion and amortization expense	4,629	6,589	5,372	4,837	21,427
EBITDA from continuing operations*	$19,811	$40,717	$12,507	$13,222	$86,257

	Quarter Ended
	9/30/11	12/31/11	3/31/12	6/30/2012	6/30/12 Trailing 12 Months
Net income	$25,757	$54,353	$25,250	$21,712	$127,072
Income from discontinued operations, net of tax	(17,497)	(24,438)	(20,538)	(18,269)	(80,742)
Income tax provision	2,096	10,925	2,038	1,387	16,446
Interest expense	2,293	1,931	1,707	1,504	7,435
Interest income	(70)	(77)	(79)	(70)	(296)
Depreciation, depletion and amortization expense	5,041	4,396	3,410	3,364	16,211
EBITDA from continuing operations*	$17,620	$47,090	$11,788	$9,628	$86,126

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines EBITDA as income before discontinued operations and income taxes, plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

CONTRIBUTION FROM CONSOLIDATED MINES
	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(In thousands)
Revenue - Consolidated Mines	$36,595	$17,353	$82,430	$38,461

Gross Profit - Consolidated Mines	$1,183	$2,552	$4,860	$6,860
Amortization of Intangibles	619	464	1,660	1,073
Contribution from Consolidated Mines	$564	$2,088	$3,200	$5,787

RECONCILIATION TO NORTH AMERICAN COAL OPERATING PROFIT
	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(In thousands)
Earnings of unconsolidated mines	$10,281	$10,579	$22,379	$22,585
Contribution from consolidated mines	564	2,088	3,200	5,787
Contribution from royalty and other	6,662	1,277	11,714	3,889
Total	$17,507	$13,944	$37,293	$32,261
Selling, general and administrative expenses	6,302	7,106	13,953	13,454
(Gain) loss on sale of assets	9	(2,314)	359	(2,273)
North American Coal Operating Profit	$11,196	$9,152	$22,981	$21,080

(All amounts are subject to annual audit by our independent registered public accounting firm.)